Exhibit (l)

SEWARD & KISSEL LLP
1200 G STREET, NW
SUITE 350
WASHINGTON, DC  20005

Telephone:  (202) 737-8833
Facsimile:  (202) 737-5184
www.sewkis.com

September 9, 2011

Global Equity Long/Short Master Fund
301 West Barbee Chapel Road
Chapel Hill, NC 27517

Ladies and Gentlemen:

We have acted as counsel to Global Equity Long/Short Master Fund (the “Fund”), a statutory trust organized under the laws of the State of Delaware, in connection with the formation of the Fund on August 16, 2010, and the offering of interests (the “Shares”) therein. In such capacity, we have reviewed the Fund’s Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended, as filed by the Fund with the Securities and Exchange Commission (the “Registration Statement”). We are familiar with the actions taken by the Fund and its Board of Trustees in connection with the organization of the Fund and the authorization, and the proposed issuance and sale, of Shares, including but not limited to the adoption of a resolution authorizing the issuance of Shares in the manner described in the prospectus contained in the Registration Statement (the “Prospectus”). In addition, we have reviewed the Fund’s Agreement and Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

Global Equity Long/Short Master Fund
September 9, 2011

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Accountants and Legal Counsel” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act. This opinion may be incorporated by reference in any subsequent post-effective amendment to the Registration Statement filed by the Fund pursuant to Rule 462(b) under the 1933 Act in connection with an offering of Shares.

Very truly yours,

/s/ Seward & Kissel LLP